Exhibit 99.1

For: Authentidate Holding Corp.

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

212-896-1215 / 212-896-1250

tfromer@kcsa.com / grussell@kcsa.com

Authentidate Holding Corp. Reports Fiscal 2010 Second Quarter Results

BERKELEY HEIGHTS, N.J., February 11, 2009 – Authentidate Holding Corp. (NASDAQ: ADAT), a worldwide provider of secure Health Information Exchange, workflow management services and telehealth solutions, today announced financial results for the three and six month periods ended December 31, 2009.

Selected highlights for the six month period ended December 31, 2009 include:

•

Added several new Inscrybe® Healthcare projects, including Landauer Metropolitan, Home Care of the Carolinas, Alliance Medical, HomeTown Oxygen, LifeCare Solutions and U.S. Home Health Care that have been announced

•

Entered the Home Infusion market segment through an interface agreement with Definitive Homecare Solutions’ CPR+, a leading provider of billing and practice management solutions for the Home Infusion and Home Medical Equipment market segments

•	Deployed our first ExpressMD™ telehealth patient monitoring devices and services in connection with a chronic heart disease telehealth program in Florida

•	Announced the addition of Harry J. Silverman to the Authentidate Holding Corp. Board of Directors

•	Raised approximately $3.4 million in gross proceeds from the previously announced “registered direct” offering of common stock and warrants

•	Increased revenues and reduced net loss for the year to date period over the prior year period

Ben Benjamin, President of Authentidate, stated “Over the past quarter we have made progress on multiple fronts, including marketing our Inscrybe Healthcare, telehealth, and hospital discharge solutions, thereby increasing market awareness and generating demand for future sales. We announced several new customers for the quarter and have continued to develop the relationships necessary to significantly grow revenues.” Mr. Benjamin continued, “During the quarter we also raised approximately $2.9 million in net proceeds from a registered direct offering of common stock and warrants and in 2010 have received an additional $500,000 in net proceeds from the subsequent exercise of a portion of the related warrants. We expect to use these proceeds to support operations, including our ExpressMD telehealth products and services.

We continue to see an increase in customer demand for our solutions as healthcare providers search for ways to reduce administrative and patient care costs. For the remainder of fiscal 2010 our focus will be on closing new customer agreements and ramping up the use of our solutions in each of our market segments.”

Total revenue for the three months ended December 31, 2009 was approximately $1,528,000 compared to $1,604,000 for the same period last year. These results reflect a decrease in revenues from our German operations due to the timing of certain contract awards and project implementations and a decrease in U.S. revenues due to the expiration of our contract with Liberty Medical at the end of March 2009 following its acquisition by Medco, which was partially offset by revenue growth from new customer projects in the U.S. Compared to the first quarter of fiscal 2010, total revenues decreased approximately 24% reflecting a decrease in revenues from our German operations which offset growth in U.S. revenues quarter over quarter.

Net loss for the second quarter of fiscal 2010 increased to $2,819,000, or $0.08 per share, compared to $2,554,000, or $0.07 per share, for the prior year period. The increase in net loss for the quarter reflects a non-cash expense of $533,000 to amortize the deferred financing costs related to the Standby Commitment we entered into in September 2009 that expired in connection with our capital raise in December 2009. The prior year period included approximately $574,000 of incremental net expenses.

Total revenue for the six months ended December 31, 2009 increased to approximately $3,550,000 compared to $3,294,000 for the same period last year. These results reflect an increase of approximately 25% in German revenues from new customer projects, which was offset in part by a decrease in U.S. revenues as a result of the expiration of our contract with Liberty Medical at the end of March 2009 following its acquisition by Medco.

Net loss for the six months ended December 31, 2009 decreased to $4,932,000, or $0.14 per share, compared to $5,000,000, or $0.15 per share, for the prior year period. The decrease in net loss for the period is due primarily to revenue growth, cost management and lower share based compensation expense which was offset in part by the non-cash amortization expense for deferred financing costs. The prior year period included approximately $574,000 of incremental net expenses.

As of December 31, 2009, the company’s cash and cash equivalents, and marketable securities totaled $4,156,000 and deferred revenue totaled $1,083,000.

Conference Call

Management will host a conference call on Thursday, February 11, 2010, at 4:30 p.m. ET, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is (888) 562-3356 and the dial in number for international callers is (973) 582-2700. The access code for all callers is 53690829. To access the live webcast, visit www.authentidate.com, click the “About Us” link, followed by “Investor Relations” on the drop-down menu and then the “IR Events & Presentations” link. Following the conclusion of the call, the webcast will remain on the company’s website for review within the fiscal year.

A dial-in replay of the call will be available through February 18, 2010. To access the replay, please dial (800) 642-1687 in the U.S. and (706) 645-9291 internationally, and then enter the access code 53690829.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of secure Health Information Exchange, workflow management services and telehealth solutions. The company’s software and web-based services enable healthcare organizations and other enterprises to increase revenues, improve productivity, enhance patient care and reduce costs by eliminating paper and manual work steps from clinical, administrative and other processes and enhancing compliance with regulatory requirements. The web-based services are delivered as Software as a Service (SaaS) to customers interfacing seamlessly with billing and document management systems. These feature-rich solutions incorporate rules-based electronic forms, intelligent routing, transaction management, electronic signatures, identity credentialing, content authentication, automated audit trails and remote patient monitoring capabilities. Both web and fax based communications are integrated into automated and trusted workflow solutions. The company has offices in the United States and Germany. In the United States, Authentidate offers its patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (USPS EPM®).

For more information, visit the company’s website at www.authentidate.com

About ExpressMD Solutions

ExpressMD Solutions is a joint venture formed by Authentidate Holding Corp. (Nasdaq: ADAT) and Encountercare Solutions (ECSL) to provide web-based telehealth services and home healthcare equipment dedicated to the advancement of in-home patient health care and improved chronic condition outcomes.

The complete ExpressMD telehealth solution combines Electronic House Call, an FDA 510(k) market clearance approved, in-home patient vital signs monitoring system with a web application that streamlines the practitioner’s job anywhere they have Internet or a Windows mobile communication device.

For more information about ExpressMD Solutions, visit http://www.expressmdsolutions.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

This press release is available on the KCSA Strategic Communications Web site at www.kcsa.com.

(Tables follow)

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)	December 31, 2009 (Unaudited)	June 30, 2009
Assets
Current assets
Cash and cash equivalents	$2,477	$461
Restricted cash	512	512
Marketable securities	1,679	6,103
Accounts receivable, net	1,050	1,024
Inventory	3,916	288
Prepaid expenses and other current assets	985	589

Total current assets	10,619	8,977
Property and equipment, net	430	549
Note receivable, net of deferred gain of $2,000	—	—
Other assets
Software development costs, net	1,919	2,182
Goodwill	7,341	7,341
Other assets	1,162	1,221
Assets held for sale	2,000	2,000

Total assets	$23,471	$22,270

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable and accrued expenses	$4,058	$1,585
Deferred revenue	943	823
Other current liabilities	185	182

Total current liabilities	5,186	2,590
Long-term deferred revenue	140	140

Total liabilities	5,326	2,730

Commitments and contingencies
Shareholders’ equity
Preferred stock $.10 par value; 5,000 shares authorized Series B, 28 shares issued and outstanding	3	3
Common stock, $.001 par value; 75,000 shares authorized, 37,718 and 34,286 issued and outstanding on December 31, 2009 and June 30, 2009, respectively	38	34
Additional paid-in capital	169,628	166,052
Accumulated deficit	(151,411)	(146,443)
Accumulated other comprehensive loss	(113)	(106)

Total shareholders’ equity	18,145	19,540

Total liabilities and shareholders’ equity	$23,471	$22,270

The accompanying notes are an integral part of the condensed consolidated financial statements.

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations Data

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share data)	2009	2008	2009	2008
Revenues
Software licenses and support	$904	$937	$2,400	$1,920
Hosted software services	624	667	1,150	1,374

Total revenues	1,528	1,604	3,550	3,294

Operating expenses
Cost of revenues	676	611	1,546	1,346
Selling, general and administrative	2,480	2,946	5,058	5,773
Product development	470	386	977	809
Depreciation and amortization	273	351	547	704

Total operating expenses	3,899	4,294	8,128	8,632

Operating loss	(2,371)	(2,690)	(4,578)	(5,338)

Other income (expense), net	(448)	136	(354)	338

Net loss	$(2,819)	$(2,554)	$(4,932)	$(5,000)

Basic and diluted loss per share	$(0.08)	$(0.07)	$(0.14)	$(0.15)

The accompanying notes are an integral part of the condensed consolidated financial statements.

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